Exhibit No. 16/ AFGL International, Inc./ Form S-3

                          July 22, 1996

The Board of Directors
AFGL International, Inc.
850 Third Avenue, 11th Floor
New York, New York  10022

Ladies and Gentlemen:

      We have been retained by AFGL International, Inc. (the "Company"), in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange
Commission    (the   "Registration   Statement")   relating    to
approximately 3,364,711 shares of common stock, par value $0.01 per share ("Common Stock"). You have requested that we render an
opinion   as  to  whether  the  Common  Stock  covered   by   the
Registration Statement will be validly issued, fully paid and non-assessable, when issued in accordance with the terms of the securities convertible into, or exerciseable for, the Common stock. In connection with this engagement, we have examined the following:

     1.  the articles of incorporation of the Company;

     2.  the Registration Statement;

     3.  the bylaws of the Company; and

      4. minutes of meetings and unanimous consents of the board of directors.

      We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

     Based upon the above examination, we are of the opinion that the shares of Common Stock proposed to be registered under the Registration Statement are validly authorized and, when issued in accordance with the terms of the securities convertible into, or exerciseable for, the Common Stock, will be validly issued, fully paid, and non-assessable.

      We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

                                        Sincerely yours,
                                        LEHMAN, JENSEN & DONAHUE,
L.C.